Exhibit 99.2

Use of Non-GAAP Financial Measures

Our press release dated March 31, 2008 includes the non-generally accepted accounting principle (“non-GAAP”) financial measure Adjusted EBITDA. We define Adjusted EBITDA as net income before interest, income taxes, depreciation and amortization and non-cash income or loss related to derivative instruments. Adjusted EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks and others, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	our operating performance and return on capital as compared to other companies in the midstream energy sector, without regard to financing or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

The economic substance behind management’s use of Adjusted EBITDA is to measure the ability of our assets to general cash sufficient to pay interest costs, support our indebtedness, and make distributions to our investors.

The GAAP measures most directly comparable to Adjusted EBITDA are net cash provided by operating activities and net income. Our non-GAAP financial measure of Adjusted EBITDA should not be considered as an alternative to GAAP net cash provided by operating activities and GAAP net income. Adjusted EBITDA is not a presentation made in accordance with GAAP and has important limitations as an analytical tool. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA excludes some, but not all, items that affect net income and net cash provided by operating activities and is defined differently by different companies in our industry, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Management compensates for the limitations of Adjusted EBITDA as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these insights into management’s decision-making processes.

Our Adjusted EBITDA is as follows for the periods indicated:

A reconciliation of our measurement of non-GAAP Adjusted EBITDA to GAAP net cash provided by operating activities and GAAP net income follows:

	Years Ended December 31,		Three Months Ended December 31,
	2007	2006	2007	2006
	(in millions)
Reconciliation of Adjusted EBITDA to net cash provided by (used in) operating activities:
Net cash provided by (used in) operating activities	$142.6	$233.3	$5.8	$51.7
Interest expense, net	142.6	180.2	29.9	46.9
Amortization of debt issue costs	(12.9)	(13.0)	(2.0)	(3.3)
Amortization of issue discount	—	—	—	—
Current income tax expense (benefit)	0.2	—	(1.1)	—
Changes in operating working capital which (provided) used cash:
Accounts receivable and other assets	335.8	2.9	205.9	20.0
Inventory	26.2	(36.5)	(1.4)	(10.4)
Accounts payable and other liabilities	(286.7)	(37.0)	(147.7)	(30.3)
Noncash mark to market loss (gain)	(14.8)	(24.6)	(1.0)	(5.4)
Other	42.8	39.6	28.2	12.8

Adjusted EBITDA	$375.8	$344.9	$116.6	$82.0

Reconciliation of Adjusted EBITDA to net income (loss):
Net income (loss)	$68.6	$23.4	$32.2	$2.0
Add:
Interest expense, net	142.6	180.2	29.9	46.9
Income tax expense (benefit)	31.3	16.2	18.2	(0.2)
Depreciation and amortization expense	148.1	149.7	37.3	38.7
Noncash mark to market loss (gain)	(14.8)	(24.6)	(1.0)	(5.4)

Adjusted EBITDA	$375.8	$344.9	$116.6	$82.0